434 Fayetteville Street, Suite 600, Raleigh, NC  27601

Exhibit 5.1

November 26, 2003

Board of Directors
Summus, Inc. (USA)
434 Fayetteville Street,
Raleigh, NC  27601

Gentlemen:

As Legal Counsel to Summus, Inc., (USA), a Florida corporation (the “Company”), and in connection with the proposed offer and sale by certain Selling Shareholders of up to 78,486,416 shares (the “Shares”) of the Company’s common stock, of which:

(1) 8,220,623 are shares currently issued and outstanding;

(2) 44,025,793 are shares of common stock underlying warrants to purchase shares of the Company’s common stock;

(3) 5,240,000 are shares of common stock underlying the conversion of the Company’s Series C Convertible Preferred Stock;

(4) 20,000,000 are shares of common stock underlying the conversion of the Company’s Series D Convertible Preferred Stock;

(5)  1,000,000 are shares of common stock underlying the conversion of the Company’s Series E Convertible Preferred Stock;

I have participated in preparation of Amendment No. 1 to the Registration Statement on Form S-1 (No. 333-108526) of the Company covering the Shares.  This Registration Statement covering the Shares of common stock is being filed with the Securities and Exchange Commission under the Securities Act of 1933, and the General Rules and Regulations promulgated thereunder.  Capitalized terms used herein shall have the meanings ascribed to them in the Registration Statement.

In connection with the opinions expressed below, I have examined a signed copy of the Registration Statement, corporate records of the Company (on which I have relied with respect to the accuracy of the material factual matters covered thereby), and such other documents as I have deemed necessary or appropriate for purposes of the opinions expressed below.

Based on the foregoing and subject to the qualifications and limitations set forth below, I am of the opinion that (i) the shares of common stock held by the selling shareholders are validly issued, fully paid and nonassessable; (ii) the shares of common stock to be issued pursuant to the warrants are validly authorized, and when such shares have been duly delivered against payment as provided in the warrants, such shares shall be validly issued, fully paid and nonassessable; and (iii) the shares of common stock to be issued upon conversion of the Series C, Series D and Series E Convertible Preferred Stock are validly authorized and upon such conversion shall be validly issued, fully paid and non-assessable.

Summus, Inc. (USA)
main office: 919.807.5600 -  toll free: 877.463.3253  -   fax: 919.807.5601
www.summus.com

434 Fayetteville Street, Suite 600, Raleigh, NC  27601

My opinion is limited in all respects to the substantive law of the State of Florida and the federal law of the United States, and I assume no responsibility as to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.  The opinion expressed in this letter is rendered as of the date hereof, and I undertake no, and hereby disclaim any, obligation to advise you of any changes in or new developments which might affect matters or opinions set forth herein.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the statement made regarding me under the caption “Legal Matters” in the prospectus included in the Registration Statement.

Very truly yours,

/s/ Donald T. Locke

Donald T. Locke
Legal Counsel

Summus, Inc. (USA)
main office: 919.807.5600 -  toll free: 877.463.3253  -   fax: 919.807.5601
www.summus.com